Exhibit 99.1

Simulations Plus to Present at the Rodman & Renshaw Annual Global Investment Conference

Leading Provider of Simulation and Modeling Software for Pharmaceutical Discovery and Development Scheduled to Present on September 13, 2010

Rodman & Renshaw Annual Global Investment Conference NYC

LANCASTER, Calif.--(BUSINESS WIRE)-- Simulations Plus, Inc. (NASDAQ:SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that Walter S. Woltosz, the Company's chairman of the board, CEO and president, will present at the Rodman & Renshaw Annual Global Investment Conference at 12:05 p.m. (ET) on September 13, 2010. The conference will be held September 12-15, 2010, at the New York Palace Hotel, 455 Madison Avenue, New York, NY. Mr. Woltosz will be available during the day on September 13 for one-on-one meetings. Please contact your Rodman & Renshaw representative to schedule a meeting.

Mr. Woltosz will discuss the Company’s operational results, growth strategy, and its technologies. The Company recently reported preliminary fiscal 2010 (ended August 31) revenues of $10.71 million, a new record fiscal year, which included approximately 20% 4th quarter revenue growth for both its pharmaceutical software business and the Words+ subsidiary. The combination of aggressive marketing and sales programs for the pharmaceutical software and services business, including product updates and new product launches, along with the new EyePro eyegaze system that was released in May by the Words+ subsidiary, has resulted in the strong growth despite the overall economy.

Investors and other interested parties may access the live presentation at http://www.wsw.com/webcast/rrshq18/slp/.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide, as well as a personal productivity tool for the mass market called Abbreviate!™, and an educational software series for science students in middle and high schools known as FutureLab™. Our wholly owned subsidiary, Words+, Inc., provides assistive technologies to persons with disabilities, including the communication system used by world-famous theoretical astrophysicist, Professor Stephen Hawking, of the University of Cambridge. For more information, visit our Web sites at www.simulations-plus.com and www.words-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.

Contacts

Simulations Plus Investor Relations
Ms. Renée Bouché, 661-723-7723
renee@simulations-plus.com
or
Hayden IR
Cameron Donahue, 651-653-1854
Cameron@haydenir.com

Source: Simulations Plus, Inc.